Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-182917 on Form S-8 of our reports dated April 15, 2015, relating to the consolidated financial statements and financial statement schedule of Wuxi PharmaTech (Cayman) Inc. and its subsidiaries, and the effectiveness of Wuxi PharmaTech (Cayman) Inc. and its subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of Wuxi PharmaTech (Cayman) Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China,

April 15, 2015